Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), dated as of March 9, 2016 (the "Effective Date"), among News Corporation, a Delaware corporation (the "Company"), NC Transaction, Inc., a Delaware corporation ("NCTI"), each of which is located at 1211 Avenue of the Americas, New York, NY 10036, and Mr. Bedi Ajay Singh, residing at the address that is on file with the Company (the "Executive").

W I T N E S S E T H:

WHEREAS, NCTI is a subsidiary of the Company;

WHEREAS, the Executive is currently employed as the Chief Financial Officer of the Company pursuant to an employment agreement between NCTI and the Executive dated as of November 26, 2012 (the "Prior Agreement"); and

WHEREAS, the Company, NCTI and the Executive desire to amend and restate the Prior Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1.         Duties.

(a)        The Company agrees to continue to employ the Executive and the Executive agrees to continue to be employed by the Company for the Term of Employment (hereinafter defined).  During the Term of Employment, the Executive shall: (i) have the title and the duties of Chief Financial Officer of the Company, overseeing all financial operations of the Company; and (ii) report directly to the Chief Executive Officer of the Company.

(b)        In addition, the Executive shall serve as a director and/or officer of such of the subsidiaries of the Company as the Chief Executive Officer of the Company and the Executive shall deem appropriate.

(c)        Subject to the provisions of Section 7(c) hereof, during the Term of Employment the Executive shall devote substantially all of his business time and attention and give his best efforts and skill to furthering the business and interests of the Company and to the performance of such executive duties as the Chief Executive Officer of the Company may determine, from time to time, consistent with the Executive's position as Chief Financial Officer of the Company and the terms of this Agreement; provided, however, that nothing herein shall prevent the Executive from (i) owning not more than five (5%) percent of the outstanding stock of any publicly held corporation; (ii) acting as trustee of personal trusts; (iii) serving on up to three (3) boards of directors or trustees; and (iv) investing his personal assets, as long as these activities comply with the Company's policies, do not compete with the Company and its affiliates and do not impair the performance by Executive of his duties hereunder.

2.         Term. "Term of Employment" as used herein shall mean the period from the Effective Date through June 30, 2019; provided, however, if the Term of Employment is terminated earlier, as hereinafter set forth, the Term of Employment shall mean the period from the Effective Date through the effective date of such earlier termination. The Term of Employment shall be terminated earlier only in accordance with Sections 8 and 9 hereof. The Company shall inform employee about its intention as to whether or not this Agreement will be extended or renewed, no later than March 31, 2019.

3.         Location.  The Executive shall be based and essentially render services in the New York City metropolitan area at the principal office maintained by the Company in such area.  The Executive will travel as reasonably required to perform his functions hereunder.

4.         Compensation.

(a)        Base Salary.  As compensation for his services, the Executive shall receive a base salary at an annual rate (i) for fiscal year ending June 30, 2016 of not less than $1,200,000 and (ii) of not less than $1,300,000 thereafter (the "Base Salary") to be paid in the same manner as other senior executives of the Company are paid (which shall be no less frequently than monthly).

(b)        Annual Bonus. In addition, the Executive will be eligible to receive an annual bonus (the "Annual Bonus") with a target for the fiscal year ending June 30, 2016 of not less than $1,500,000 and with a target thereafter of not less than $2,000,000 (the "Annual Bonus Target") based on the achievement of performance metrics to be agreed upon in good faith.  The Annual Bonus is payable in no event later than two months and fifteen days after the applicable fiscal year end.

(c)        Long-Term Incentive.  The Executive shall also be entitled to receive an annual award under the Company's 2013 Long-Term Incentive Plan, as amended and restated, or any other Company performance-based long-term equity-based incentive program that has a target payout of not less than $2,200,000 (the "Equity Bonus") and shall be in such form(s) and contain such other terms and conditions as determined by the Company and consistent with other comparable senior executives of the Company.  If the Term of Employment expires on June 30, 2019 and the Executive is not offered an extension or renewal on similar or better terms, the Executive shall continue to be eligible to earn the full value of any Equity Bonus awarded during the Term of Employment.

5.         Other Benefits. The Executive shall be entitled to the following benefits (collectively, the "Benefits"):

(a)        The Executive shall be entitled to participate in all of the following incentive or benefit plans or arrangements presently in effect or hereafter adopted by the Company or its affiliates and to such other perquisites as are applicable to other senior executives of the Company of equal rank including, but not limited to any profit-sharing, pension, group medical, dental, disability and life insurance or other similar benefit plans. The Executive shall also receive a monthly car allowance of $1,200.

(b)        The Executive shall be entitled to paid vacation annually, in such amount as provided to other senior executives of the Company.

6.         Business Expenses. During the Term of Employment, the Company shall pay, or reimburse the Executive for, all expenses reasonably incurred by him in connection with his performance of his duties hereunder, including without limitation the expense of travel in the performance of his duties hereunder, up to $15,000 of reimbursable expenses for legal fees incurred during the negotiation of his Employment Agreement, and such other business and travel privileges as are afforded other senior executives of the Company.  Such business expenses shall be reimbursed as provided in Section 18(f) below.

7.         Confidentiality; Restriction on Competition.

(a)        Any and all confidential knowledge or information concerning the Company and its subsidiaries and affiliates, their respective affairs, and members of the family of K. Rupert Murdoch obtained by the Executive in the course of his employment will be held inviolate by him and he will conceal the same from any and all other persons, including, but not limited to, competitors of the Company and its affiliates and will not impart any such knowledge acquired by him as an officer or employee of the Company to anyone.

(b)        Upon termination of his employment, the Executive will immediately surrender and turn over to the Company all books, forms, records, customer lists and all other papers and writings relating to the Company and all other property belonging to the Company.

(c)        During the Term of Employment, the Executive will not, in any manner directly or indirectly, engage in any business which competes with the business in which the Company is then engaged and will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by, or connected in any manner with any corporation, firm or business that is so engaged.

(d)        The Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions and restrictions applicable to employees of the Company generally, as the Company may from time to time implement or establish as well as those imposed by law.  The Executive agrees to comply with such policies at the Company, including without limitation the Company's Standards of Business Conduct.  The Executive acknowledges that he has received copies of such policies, has reviewed them and understands them.

8.         Termination by the Company.  The Executive's employment hereunder may be terminated by the Company without any breach of this Agreement only under the following circumstances:

(a)        The Executive's employment hereunder shall terminate upon his death.

(b)         If, as a result of the Executive's incapacity and disability due to physical or mental illness, the Executive shall have been absent from his duties hereunder for a period of 365 consecutive days during the Term of Employment, the Company may terminate the Executive's employment hereunder.

(c)        The Company may terminate the Executive's employment hereunder for "cause" as defined herein. For purposes of this Agreement, "cause" shall mean: (i) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony or crime involving moral turpitude; (ii) the Executive engages in conduct that constitutes willful neglect or willful misconduct in carrying out the Executive's duties under this Agreement, and such breach remains uncured following fifteen (15) days prior written notice given by the Company to the Executive specifying such breach, provided such breach is capable of being cured; (iii) the Executive has breached any material representation, warranty, covenant or term of this Agreement, including among other things, a breach of written Company policy, and such breach remains uncured following twenty-one (21) days prior written notice specifying such breach given by the Company to the Executive, provided such breach is capable of being cured; (iv) the Executive's act of fraud or dishonesty in the performance of the Executive's job duties; (v) the Executive intentionally engages in conduct which impacts negatively and materially on the reputation or image of the Company, its affiliates, or any of their respective products; and/or (vi) the Executive's use of or addiction to illegal drugs.

(d)        The Company may terminate the Executive's employment other than for cause, death or disability, subject to Section 10(d) hereof.

(e)        Any termination of the Executive's employment by the Company (other than termination pursuant to subsection (a) above) shall be communicated by a written Notice of Termination to the Executive.  For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in full detail the facts and circumstances claimed to provide the basis for termination of the Executive's employment under the provision so indicated.

(f)         "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of this death, or (ii) if the Executive's employment is terminated pursuant to subsections (b), (c) or (d) above, the date specified in the Notice of Termination.

9.         Termination by the Executive.

(a)        At his option, and provided the foregoing occurrences satisfy "Good Reason" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and Section 1.409A-1(n)(2)(ii) of the Treasury Regulations promulgated thereunder, the Executive may terminate his employment without any breach of this Agreement only under the following circumstances:

(i)             In the event of a material breach of the Agreement by the Company, which breach, if curable, is not cured within thirty (30) days after written notice specifying such breach;

(ii)            If the Executive is required to be based and essentially render services in other than the New York City metropolitan area at the principal office of the Company in such area; or

(iii)           a material diminution in the Executive's job description, title, authority, duties or responsibility.

(b)        Any Good Reason termination of his employment by the Executive shall be communicated by a written Notice of Termination to the Company within ninety (90) days of the condition giving rise to such Good Reason first occurring, and the Company shall have thirty (30) days from such notice to cure the condition giving rise to such Good Reason, as set forth in Section 1.409A-1(n)(2)(C) of the Treasury Regulations.

10.       Compensation Upon Termination.

(a)        If the employment of the Executive is terminated pursuant to Section 8(a) hereof, by reason of his death, the Company agrees to pay directly to his surviving spouse (or to another recipient designated in writing by the Executive from time to time), or if his spouse shall not survive him, then to the legal representative of his estate, (i) for a period of twelve (12) months (commencing with the Date of Termination) an amount equal to and payable at the same rate as his then current Base Salary and (ii) within ten (10) days following the Date of Termination, the Accrued Amounts (as hereinafter defined). For purposes of this Agreement, "Accrued Amounts" shall mean (i) any Annual Bonus payable but not yet paid with respect to any fiscal year prior to the Date of Termination (the "Unpaid Prior Year Bonus"), (ii) a pro rata portion of the Annual Bonus Executive would have earned for the fiscal year of termination had no termination occurred (calculated based on the Annual Bonus Target and based on the number of days the Executive was employed by the Company in the fiscal year during which his employment terminated compared to the total number of days in such fiscal year) and (iii) with respect to Equity Bonus awards or awards under other equity plans, vesting, payment and other terms as provided for herein or under the terms of the applicable plan documents. The foregoing payments shall be in addition to what the Executive's spouse, beneficiaries or estate may be entitled to receive pursuant to any employee benefit plan or life insurance policy then provided to the Executive or maintained by the Company.  The payments provided for in this Section 10(a) shall fully discharge the obligations of the Company and its affiliates hereunder and the Company and its affiliates shall be under no obligation to provide any further compensation to the Executive, his surviving spouse or the legal representative of his estate, except as otherwise required in this Agreement.

(b)        During any period that the Executive fails to perform his duties hereunder as a result of incapacity and disability due to physical or mental illness, the Company shall continue to pay to the Executive his full Base Salary until the Executive returns to his duties or until twelve (12) months after the Executive's employment is terminated pursuant to Section 8(b) hereof. In addition, the Executive shall receive payment of the Accrued Amounts. Such payments shall fully discharge the obligations of the Company and its affiliates hereunder and the Company and its affiliates shall be under no obligation to provide any further compensation to the Executive, except as otherwise required in this Agreement.  Such payments, together with any payments to which the Executive is entitled by reason of his participation in any disability benefit plan, shall fully discharge the obligations of the Company and its affiliates hereunder and the Company and its affiliates shall be under no obligation to provide any further compensation to the Executive, except as otherwise required in this Agreement.

(c)        If the Executive's employment shall be terminated for cause pursuant to Section 8(c) hereof, the Company shall pay the Executive, subject to his execution of a general release and waiver in a form mutually agreed between the Company and the Executive, his full Base Salary through the Date of Termination and the Unpaid Prior Year Bonus, if any no later than two months and fifteen days after the end of the fiscal year in which the Date of Termination occurred. Such payments shall fully discharge the obligations of the Company and its affiliates hereunder and the Company and its affiliates shall be under no obligation to provide any further compensation to the Executive.

(d)        If the Company shall terminate the Executive's employment pursuant to Section 8(d) hereof, or if the Executive shall terminate his employment hereunder pursuant to Section 9 hereof, the Executive shall receive, subject to his execution of a general release and waiver in a form mutually agreed between the Company and the Executive and the continued compliance with the terms, conditions and covenants set forth therein: (A) the greater of (i) the compensation and other payments and Benefits in the same manner as though the Executive continued to be employed hereunder through June 30, 2019 and (ii) each of his Base Salary and Annual Bonus paid in the same manner as though the Executive continued to be employed hereunder for two (2) years following the Date of Termination, with each Annual Bonus payment based on the immediately preceding Annual Bonus paid to the Executive; (B) any Unpaid Prior Year Bonus; and (C) continued vesting of any Equity Bonus awards or awards under other equity plans that were granted prior to the Date of Termination in the same manner as though the Executive continued to be employed hereunder for the then remaining Term of Employment without giving effect to such termination.  Such payments shall fully discharge the obligations of the Company and its affiliates hereunder and the Company and its affiliates shall be under no obligation to provide any further compensation to the Executive.

(e)        Without duplicating any benefits set forth in this Section 10, upon any termination of employment, the Executive (or his spouse, beneficiaries or estate) will be entitled to any unreimbursed business expenses approved in accordance with the Company's policy and due the Executive through termination and to receive any benefits vested, and to make all elections and receive all payments and rights under all employee benefit, pension, insurance and other plans in which the Executive participated in accordance with the terms and conditions of the plan concerned. Such business expenses shall be reimbursed as provided in Section 18(f) below.

(f)         The Executive shall have no duty to mitigate his damages hereunder and any income earned by the Executive following his termination without cause (as defined in Section 8(c) hereof) or his resignation pursuant to Section 9 hereof shall not reduce the compensation payable to the Executive hereunder.

11.       Survival of Agreement. This Agreement shall inure to the benefit of the Company and any other successors and general assigns of the Company or any other corporation or entity which is a parent, subsidiary or affiliate of the Company to which this Agreement is assigned, and any other corporation or entity into which the Company may be merged or with which it may be consolidated.  For purposes of clarity, the Company may assign this Agreement in the event of an asset or stock sale of all or a majority of the Company to the controlling corporation or entity surviving or resulting from such asset or stock sale.  The terms, conditions, promises and covenants set forth in Sections 7 through 18 shall survive the termination of this Agreement and the Executive's employment (in accordance with their respective terms) for any reason.

12.       Indemnity; Cooperation.

(a)        The Company shall indemnify the Executive and hold him harmless from any cost, expense or liability arising out of or relating to any acts, omissions or directions made by him in the course of performing his duties in good faith under this Agreement.

(b)        During the Term of Employment and for a period of three (3) years after the termination of the Executive's employment, and during all reasonable times thereafter, the Executive will (i) fully cooperate with the Company in providing truthful testimony as a witness or a declarant in connection with any present or future litigation, administrative or arbitral proceeding involving the Company or any of its affiliates with respect to which the Executive may have relevant information and (ii) assist the Company during the investigatory and discovery phases (or prior thereto) of any judicial, administrative, internal, arbitral or grievance proceeding involving the Company or any of its affiliates and with respect to which the Executive may have relevant information.  The Company will, within thirty (30) days of the Executive producing receipts satisfactory to the Company, reimburse the Executive for any reasonable and necessary expenses incurred by the Executive in connection with such cooperation.

(c)        Without limiting any other provision of this Agreement, this Section 12 shall survive the termination or expiration of this Agreement for any reason whatsoever.

13.       Notices. All notices, requests, demands or other communications provided for hereby shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) one day after having been sent by telegram, telecopy or similar electronic means, or by overnight courier service against receipt, or (c) four days after having been sent within the continental United States by first-class certified mail, return receipt requested, postage prepaid, to the other party. Any notices to the Executive shall be sent to the last known address of the Executive on record with the Company.

14.       Construction. This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles.  Each party acknowledges that such party has participated with, at its option, the advice of counsel, in the preparation of this Agreement.  The language of all provisions of this Agreement shall in all cases be construed as a whole, extending to it its fair meaning, and not strictly for or against either of the parties.  The parties agree that they have jointly prepared and approved the language of the provisions of this Agreement and that should any dispute arise concerning the interpretation of any provision hereof, neither party shall be deemed the drafter nor shall any such language be presumptively construed in favor of or against either party.

15.       Severability. The conditions and provisions herein set forth shall be severable, and if any condition or provision or portion thereof shall be held invalid or unenforceable, then said condition or provision shall not in any manner affect any other condition or provision and the remainder of this Agreement and every section thereof construed without regard to said invalid condition or provision, shall continue in full force and effect.

16.       Assignment. Neither party shall have the right, subject to Section 11 hereof, to assign the Executive's rights and obligations with respect to his actual employment duties without the prior consent of the other party.

17.       Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes and renders null and void any and all prior oral or written agreements, understandings or commitments pertaining to the subject matter hereof, including, without limitation, the Prior Agreement. No waiver or modification of the terms or provisions hereof shall be valid unless in writing signed by the party so to be charged thereby and then only to the extent therein set forth.

18.       Section 409A.

(a)        This Agreement is intended to comply with Section 409A of the Code, and will be interpreted accordingly.  References under this Agreement to the Executive's termination of employment shall be deemed to refer to the date upon which the Executive has experienced a "separation from service" within the meaning of Section 409A of the Code.

(b)        Notwithstanding anything herein to the contrary, (i) if at the time of the Executive's separation from service with the Company, the Executive is a "specified employee" as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder or payable under any other compensatory arrangement between the Executive and the Company, or any of its affiliates as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive's separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section shall be paid to the Executive in a lump sum and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax.  Any payments deferred pursuant to the preceding sentence shall be paid together with interest thereon at a rate equal to the applicable Federal rate for short-term instruments.

(c)        To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute "deferred compensation" under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Additionally, to the extent that the Executive's receipt of any in-kind benefits from the Company or its affiliates must be delayed pursuant to this Section due to his status as a "specified employee", the Executive may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying the Company (or its affiliates) for the fair market value of such benefits (as determined by the Company in good faith) during such period.  Any amounts paid by the Executive pursuant to the preceding sentence shall be reimbursed to the Executive (with interest thereon) as described above on the date that is six months following his separation from service.

(d)        Each payment made under this Agreement shall be designated as a "separate payment" within the meaning of Section 409A of the Code.

(e)        The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this Section.  Without limiting the generality of the foregoing, the Executive shall notify the Company if he believes that any provision of this Agreement (or of any award of compensation, including equity compensation, or benefits) would cause the Executive to incur any additional tax under Code Section 409A and, if the Company concurs with such belief after good faith review or the Company independently makes such determination, then the Company shall, after consulting with the Executive, use reasonable best efforts to reform such provision to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.

(f)         Any amount that the Executive is entitled to be reimbursed for any business-related expenses borne by employee under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred.  Expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

(g)        Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "payment shall be made within thirty (30) days following the date of termination"), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(h)        Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the Executive's termination of employment in accordance with the Company's payroll practices (or other similar term), the payments of such base salary or other compensation shall be made on a monthly basis.

(i)         To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by the Executive of a general release and waiver (and the expiration of any revocation rights provided therein) which could become effective in one of two (2) taxable years of the Executive depending on when the Executive executes and delivers such release, any deferred compensation payment (which is subject to Code Section 409A) that is conditioned on execution of the general release and waiver shall be made within ten (10) days after the general release and waiver becomes effective and such revocation rights have lapsed, but not earlier than the first business day of the later of such tax years.

IN WITNESS WHEREOF, the parties hereto have affixed their signatures as of the day and year first above written.

NEWS CORPORATION	BEDI AJAY SINGH
/s/ Keisha Smith-Jeremie	/s/ Bedi Ajay Singh
Name: Keisha Smith-Jeremie
Title: Chief Human Resources Officer

NC TRANSACTION, INC.
/s/ Keisha Smith-Jeremie
Name: Keisha Smith-Jeremie
Title: Chief Human Resources Officer